Echibit 99.B(13)(b)

SCHEDULE I
TO THE
AMENDED AND RESTATED ADMINISTRATION AGREEMENT
BETWEEN
SEI EXCHANGE TRADED FUNDS,
SEI INVESTMENTS GLOBAL FUNDS SERVICES
AND
SEI INVESTMENTS MANAGEMENT CORPORATION
AS OF MAY 13, 2022 AS AMENDED JULY 31, 2024 AND JUNE 1, 2025

Funds

•	SEI Enhanced U.S. Large Cap Quality Factor ETF
•	SEI Enhanced U.S. Large Cap Momentum Factor ETF
•	SEI Enhanced U.S. Large Cap Value Factor ETF
•	SEI Enhanced Low Volatility U.S. Large Cap ETF
•	SEI Select Small Cap ETF
•	SEI Select International Equity ETF
•	SEI Select Emerging Markets Equity ETF
•	SEI Liquid Alternative ETF

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES		SEI EXCHANGE TRADED FUNDS
By:	/s/ John Alshefski	By:	/s/ Stephen MacRae
Name:	John Alshefski	Name:	Stephen MacRae
Title:	Senior Vice President	Title:	V.P.
SEI INVESTMENTS MANAGEMENT CORPORATION (with respect to Sections 7.02 and 8.01 only)
By:	/s/ James Smigiel
Name:	James Smigiel
Title:	Chief Investment Officer